Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kadmon Holdings, LLC

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2016, except for the summarized financial information of MeiraGTx Ltd. in Note 10 for which the date is May 13, 2016, relating to the consolidated financial statements of Kadmon Holdings, LLC which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

July 14, 2016